Exhibit 99.1

In connection with the Company’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, the Company will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of the Company, a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to School Specialty, Inc., W6316 Design Drive, Greenville, WI 54942, Attention: Chief Financial Officer, Telephone: 920-734-5712, or from the Company’s website, http://www.schoolspecialty.com.

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock as of July 6, 2004 is also set forth in the Schedule 14A filed by the Company on July 20, 2004 with the SEC.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of the Buyer to obtain financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the fiscal year ended April 24, 2004.

Transaction Terms

Billions

Cash for stock $1.4

Estimated debt assumed 0.1

Total value of Company $1.5

Estimated closing: Late September, early October

No later than October 31

Contingencies to Close

File Proxy

Shareholder vote

Regulatory approval (HSR filing)

Financing

Comparison of Debt Structure

(in Millions)

Old Structure New Structure

New Debt $ 0 $ 675

Bank Debt – Term Loans 0 240

Bank Debt – Revolver 49 102

Bank Debt – A/R Securitization 85 85

Convertible Debt 133 0

Capital Leases 17 17

Total Debt $284 $1,119

Expectations for Change

New Board of Directors

Management team to stay in place

No layoffs expected

Continue to do acquisitions

Support from Bain Capital on key initiatives

More debt

Benefits to the Company

One single owner versus several thousand investors

Strong, experienced team at Bain

Focused financial performance as we have today, but no longer focused as much on quarterly performance

Easier to do acquisitions and integrations with a single partner

Why Did the Board Take This Action?

Most Boards, including ours, make decisions that are in the best interest of shareholders

The Proxy, filed in a few weeks with the SEC, will describe the factors the Special Committee and the Board considered in making their decision.

Bain Capital’s investments include a number of well-known companies

Current and Past Investments

* Pending investments

Bain Capital is one of the world’s leading private investment firms, with significant differentiation

Leading Private Investment Firm

Founded in 1984 and currently investing its eighth private equity fund

Currently manages approximately $10 billion in private equity and venture capital

Together with its affiliates, currently manages $25 billion, including $11 billion in debt capital and $4.5 billion in public equity capital

Completed over 225 private equity investments in broad set of industries

Philosophy: Capital supporting management teams to grow their business

Deep vertical expertise across multiple asset classes

Developing new strategies

Excelling in complex environments

Launching new products

Acquiring related companies

Fundamentally different business model from other investment firms

Very deep organization with 114 investment professionals

Value-added approach to investing

Very high personal participation in investments

BainCapital

Deep knowledge of relevant industries

Relevant Experience

Company	Year	Description
• Houghton Mifflin	• 2002	• Leading educational publisher • Acquired from Vivendi-Universal
• The Learning Co.	• 1997	• Creator and publisher of educational software for schools • Growth capital
• Jostens Learning	• 1995	• K-12 educational software provider • Acquired from public company (Jostens, Inc.)
• Eastman Office Products	• 1992	• Full-service contract stationer (serving large businesses and schools) • Purchased from Australian conglomerate (Petersville Sleigh) • Sold to Office Depot in 1993
• Course Technology	• 1991	• College textbook publisher • Venture / expansion capital; sold to Thomson Publishing
• EduServ	• 1991	• Servicer of students loans • Venture / expansion capital
• Bright Horizons	• 1987	• Child care and early education service provider • Venture / expansion capital
• Staples	• 1986	• Office supply super-store • Venture / expansion capital